EXHIBIT 99.3

CALPIAN, INC.

Unaudited Pro Forma Condensed

Combined Financial Statements

December 31, 2012

On March 15, 2013, Calpian, Inc. (“CLPI”) acquired certain assets and liabilities of Pipeline Data Inc. and its subsidiaries  (collectively, “PDI”), all of which were contributed to and are operated by CLPI’s wholly-owned subsidiary, Calpian Commerce, Inc. (“CCI”).    As a result of the acquisition, CCI can provide the general merchant community an integrated suite of third-party merchant payment processing services and its own propriety related software and hardware enabling products delivering credit and debit card-based payments processing solutions to small- and mid-sized merchants operating in physical “brick and mortar” business environments, over the internet, and in settings requiring wired as well as wireless mobile payment solutions.  The acquisition also provides us with a sales organization generating individual merchant processing contracts in exchange for future residual payments.

The following unaudited pro forma condensed combined financial statements give effect to the acquisition by CLPI of the certain assets and liabilities of PDI in a transaction to be accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standard Codification Section 805, Business Combinations (“ASC 805”).

The unaudited pro forma condensed combined balance sheet is based on the individual historical balance sheets of CLPI and PDI as of December 31, 2012, and has been prepared to reflect the acquisition of the certain assets and liabilities of PDI as of December 31, 2012.  The unaudited pro forma condensed combined statement of operations is based on the historical statement of comprehensive loss of CLPI, as adjusted (Note 1), and the historical consolidated statement of operations of PDI, and combines the results of operations of CLPI and PDI for the year ended December 31, 2012, giving effect to the acquisition of the certain assets and liabilities of PDI as if it occurred on January 1, 2012.

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are directly attributable, factually supportable, and with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results.  In addition, the unaudited pro forma condensed combined financial statements do not reflect any of the synergies or cost reductions that may result from the acquisition and do not include any costs or other one-time charges that may be incurred in connection with CCI commencing operations.

These unaudited pro forma condensed combined financial statements are for informational purposes only.  They do not purport to indicate the results that would have actually been obtained had the acquisition been completed on the assumed date or for the periods presented, or which may be realized in the future.  To produce the pro forma financial information, CLPI adjusted the certain assets and liabilities acquired to their estimated fair values.  The purchase price allocation is a preliminary estimate of the fair values of the net assets acquired pending obtaining an appraisal of certain assets based on assumptions we believe unrelated market participants would use based on observable and unobservable marketplace factors.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•

CLPI’s audited financial statements, including the related notes thereto, contained in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 8, 2013 (Note 1);

•

CLPI’s unaudited financial statements, including the related notes thereto, contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the SEC on May 24, 2013; and

•

PDI’s audited consolidated financial statements, including the related notes thereto, for the year ended December 31, 2012, filed with the SEC on May 31, 2013, as Exhibit 99.1 to this Current Report on Form 8-K/A.

CALPIAN, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
December 31, 2012

	Historical			Pro Forma		Pro Forma
	CLPI		PDI	Adjustments		Combined
ASSETS

Current assets
Cash and equivalents	$ 584,309		$ 3,019,729	$ -		$ 3,604,038
Due from affiliates	-		1,445,361	(1,445,361)	(a)	-
Other	105,759		1,109,500	(421,748)	(b)	793,511
Total current assets	690,068		5,574,590	(1,867,109)		4,397,549

Other assets
Residual portfolios	5,253,592		985,944	6,235,434	(c)	12,474,970
Equity investment	6,854,004	(1)	-	-		6,854,004
Other	254,902		489,918	790,533	(d)	1,535,353
Total other assets	12,362,498		1,475,862	7,025,967		20,864,327
Total assets	$ 13,052,566		$ 7,050,452	$ 5,158,858		$ 25,261,876

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term debt and accrued interest	$ 39,617		$ 63,071,730	$ (62,959,860)	(e)	$ 151,487
Accounts payable and accrued expenses	111,790		1,239,837	-		1,351,627
Other	527,571		375,188	-		902,759
Total current liabilities	678,978		64,686,755	(62,959,860)		2,405,873

Long-term debt	6,781,738		-	10,170,000	(f)	16,951,738

Liabilities subject to compromise	-		3,501,820	(3,501,820)	(g)	-

Shareholders' equity (deficit)	5,591,850	(1)	(61,138,123)	61,450,538	(h)	5,904,265
Total liabilities and shareholders' equity	$ 13,052,566		$ 7,050,452	$ 5,158,858		$ 25,261,876

The accompanying notes are an integral part of these financial statements.

CALPIAN, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2012

	Historical			Pro Forma		Pro Forma
	CLPI		PDI	Adjustments		Combined
Revenues	$ 3,438,898		$ 29,266,003	$ (925,877)	(i)	$ 31,779,024
Cost of revenues	1,211,943		18,396,673	2,287,754	(j)	21,896,370
Gross profit	2,226,955		10,869,330	(3,213,631)		9,882,654
General and administrative expenses	2,966,358		14,640,598	(10,453,862)	(k)	7,153,094
Operating loss	(739,403)		(3,771,268)	7,240,231		2,729,560
Other expenses
Interest and amortization of debt discount and expense	2,858,135		9,954,694	(7,113,348)	(l)	5,699,481
Other	-		2,295,090	(2,259,259)	(m)	35,831
Total other expenses	2,858,135		12,249,784	(9,372,607)		5,735,312
Loss before items below	(3,597,538)		(16,021,052)	16,612,838		(3,005,752)
Income taxes (over provision)	(18,190)		13,976	-		(4,214)
Equity investment loss	718,161	(1)	-	-		718,161
Net loss	$ (4,297,509)		$ (16,035,028)	$ 16,612,838	(n)	$ (3,719,699)

Net loss per share, basic and diluted	$ (0.20)					$ (0.17)
Weighted average number of shares outstanding, basic and diluted	21,517,015					21,517,015

The accompanying notes are an integral part of these financial statements.

CALPIAN, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1  – TRANSACTION DESCRIPTION AND Basis Of PRESENTATION

On March 15, 2013, CLPI acquired certain assets and liabilities of PDI in exchange for a cash payment of $9.75 million.  The acquisition was financed by expanding CLPI's senior credit facility from $5 million to $14.5 million and borrowing $10.2 million.  Fees and expenses paid for the amendment and additional borrowing totaled $560,000 and CLPI issued a warrant to the lender for up to 500,000 shares of its common stock having a $625,000 fair value using the Black-Scholes option-pricing model.

The acquisition has been accounted for using the acquisition method of accounting in accordance with ASC 805,  which requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values, with any excess of the purchase price over the estimated fair values of the identifiable net assets acquired recorded as goodwill and, if the estimated fair values exceed the purchase price, the recognition of the excess as bargain purchase income.

The unaudited pro forma condensed combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to Article 8-05 of the rules and regulations of the SEC.  They present the pro forma financial position and results of operations of CLPI and the certain acquired assets and liabilities of PDI based upon historical information after giving effect to the acquisition and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet is presented as if the acquisition had occurred on December 31, 2012, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012, is presented as if the acquisition had occurred on January 1, 2012.

CLPI’s historical financial statements as and for the year ended December 31, 2012, upon which these pro forma financial statements have been based, have been retrospectively adjusted to account for the differences between appraised fair values and our preliminary estimates of the fair values of the assets and liabilities of CLPI’s equity investee.    The retrospective adjustments: (i) reduced the 2012 net loss by $43,794; (ii) increased the comprehensive loss by $145,717; and (iii) decreased the carrying amount of the equity investment and shareholders’ equity.  There was no effect on the net loss per share or cash flows.

2 – PRELIMINARY FAIR VALUE OF NET ASSETS ACQUIRED

The following presents the preliminary estimated fair values of the net assets acquired pending obtaining an appraisal of certain assets based on assumptions we believe unrelated market participants would use based on observable and unobservable marketplace factors:

Cash	$ 556,967
Current assets	37,287
Fixed assets	355,636
Residual portfolios	8,828,395
Intangibles	29,115
Liabilities	(57,400)
Net assets	$ 9,750,000

3 – PRO FORMA ADJUSTMENTS

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

Note	Amount	Description
(a)	$ (1,445,361)	Receivables from affiliates of PDI not acquired.
(b)	$ (421,748)	Prepaid legal fees not acquired.
(c)	$ 6,235,434	Adjust carrying value of residual portfolios acquired to estimated fair values less amortization as if the acquisition had occurred on January 1, 2012.
(d)	$ (262,039)	Deposits not acquired.
	43,628	Adjust carrying value of fixed assets acquired to estimated fair values less depreciation as if the acquisition had occurred on January 1, 2012.
	625,000	Fair value using the Black-Scholes option-pricing model of the warrant issued to the lender in connection with the transaction for up to 500,000 shares of CLPI's common stock.
	383,944	Balance of financing costs paid to the lender in connection with the transaction less amortization as if the acquisition had occurred on January 1, 2012.
$ 790,533
(e)	$ (62,959,860)

Short-term debt and accrued interest: of PDI not assumed, net of $111,870 accrued interest payable on debt incurred in connection with the transaction as if the borrowing had occurred on January 1, 2012.

(f)	$ 10,170,000	CLPI senior debt facility borrowing in connection with the transaction as if the borrowing had occurred on January 1, 2012.
(g)	$ (3,501,820)	Liabilities of PDI subject to compromise in connection with settlement of its bankruptcy proceedings not acquired.
(h)	$ 61,450,538	Net total pro forma adjustments.

Unaudited Pro Forma Condensed Combined Statement Of  Operations Adjustments

Note	Amount	Description
(i)	$ (925,877)	General and administrative expense reclassification to conform accounting policies.
(j)	$ 1,607,017	Amortization of residual portfolios acquired as if the acquisition had occurred on January 1, 2012.
	680,737	General and administrative expense reclassification to conform accounting policies.
$ 2,287,754
(k)	$ (4,925,287)	Restructuring costs incurred by PDI that would not have been incurred if the acquisition had occurred on January 1, 2012.
	(1,274,962)	Eliminate PDI historical residual portfolio amortization.
	(1,606,614)	General and administrative expenses reclassified to revenues and cost of revenues to conform accounting policies.
	(1,491,836)	Severance and compensation incurred by PDI that would not have been incurred if the acquisition had occurred on January 1, 2012.
	(429,291)	Rent related to leases not assumed and franchise taxes and accounting fees that would not have been incurred if the acquisition had occurred on January 1, 2012.
	(658,559)	Management fees charged by affiliates of PDI that would not have been incurred if the acquisition had occurred on January 1, 2012.
	(126,275)	Eliminate PDI historical fixed asset costs, net of $95,991 depreciation as if the acquisition had occurred on January 1, 2012.
	58,962	Expenses incurred by CLPI in connection with the transaction.
$ (10,453,862)
(l)	$ (8,606,844)	Interest expense incurred by PDI in connection with debt not assumed.
	1,493,496	Interest and deferred loan fee amortization incurred as a result of the senior credit facility borrowing in connection with the transaction as if the borrowing had occurred on January 1, 2012.
$ (7,113,348)
(m)	$ (2,259,259)	Reorganization expenses incurred by PDI that would not have been incurred if the acquisition had occurred on January 1, 2012.
(n)	$ 16,612,838	Total pro forma adjustments.